UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2007

ELDORADO ARTESIAN SPRINGS, INC.
 (Exact name of registrant as specified in its charter)

Colorado	0-18235	84-0907853
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1783 Dogwood Street Louisville, CO	80027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 499-1316

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On October 11, 2007, Eldorado Artesian Springs, Inc., a Colorado corporation (the “Company”), entered into a Commercial Loan Agreement (the “Loan Agreement”) with American National Bank (the “Bank”). Under the Loan Agreement, the Company received proceeds of $3,000,000 from the Bank pursuant to a Promissory Note (the “Note”). The terms of the Note include a fixed interest rate of 7.5% for five years with monthly payments of approximately $22,300. A single “balloon payment” of the entire unpaid balance of principal and interest will be due on October 11, 2012.

The Company will use the proceeds to pay off an existing real estate loan of approximately $2,500,000 for the corporate headquarters and bottling facility located in Louisville, Colorado. In addition the Company will use the additional proceeds of approximately $500,000 to purchase additional water rights and purchase additional equipment for the production of the recently introduced Vitamin Enhanced Organic Spring Water. The cash flow for the Company will be improved by securing a lower interest rate for the outstanding debt. The improved cash flow and additional working capital will allow the Company to pursue new opportunities and projects.

Under the Loan Agreement, the Company granted the Bank security interests in the Leases and Rents on the property in Louisville, CO as well as a Deed of Trust for the same property in Louisville, CO. The Loan Agreement specifies events of default customary to facilities of its type, including any non-payment of principal, interest or other amounts, misrepresentation of representations and warranties, violation of covenants, certain events of bankruptcy or insolvency, certain material judgments, seizure of assets, or other material adverse changes. Upon the occurrence of an event of default, the payments by the Company of all of its outstanding obligations may be accelerated, and the Bank’s commitments under the Loan Agreement may be terminated.

ITEM 2.03. Creation of a Direct Financial Obligation.

See Item 1.01 above.

ITEM 8.01. Other Events.

On October 10, 2007, the Company purchased six (6) shares of capital stock of the Farmers Reservoir and Irrigation Company, Marshall Lake Division for the purchase price of $150,000. The purpose for the purchase of the additional shares is to provide for replacement water for out of priority withdrawals of the spring source.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eldorado Artesian Springs, Inc.
(Registrant)

Date: October 18, 2007	By: /s/ Doug Larson

Doug Larson Chief Executive Officer